Exhibit 10.12

ATLAS PIPELINE MID-CONTINENT, LLC

2009 EQUITY-INDEXED BONUS PLAN

GRANT AGREEMENT

THIS GRANT AGREEMENT (this “Grant”) is made as of             , 2009 (the “Date of Grant”) by and between Atlas Pipeline Mid-Continent, LLC (the “Company”), and                          (the “Participant”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Award. The Participant is hereby awarded             thousand (            ) Equity-Indexed Bonus Units (“Bonus Units”), as defined below, pursuant to the Atlas Pipeline Mid-Continent, LLC Equity-Indexed Bonus Plan (the “Plan”).

2. Vesting.

(a) Subject to such further limitations as are provided herein, the Bonus Units shall vest and become payable on the following dates, in cumulative fashion:

Date	Number or % of Bonus Units That Vest

June 1, 2010	33%
June 1, 2011	33%
June 1, 2012	34%

(b) From and after the Date of Grant through the date on which the Bonus Units become fully vested pursuant to subparagraph (a) above, any unvested Bonus Units remain subject to forfeiture in accordance with the terms of Section 4. Such period shall be known herein as the “Restriction Period.”

(c) The Bonus Units otherwise vesting on the dates listed above shall vest instead on the date of the occurrence of a Change in Control if such date occurs before the otherwise stated vesting date.

(d) If the Participant’s Employment is terminated by the Company or an Affiliate without Cause, or is terminated because of the Participant’s death, all of the Participant’s Bonus Units shall automatically vest on the termination date. For purposes of this Grant, “Employment” means employment of the Participant as an officer or employee of the Company or an Affiliate. The term “Cause” shall mean, as determined by the Committee in its sole discretion, that the Participant has (i) committed an act of malfeasance or wrongdoing affecting the Company or any Affiliate, (ii) breached any covenant not to compete or employment contract with the Company or an Affiliate or (iii) otherwise engaged in conduct that would warrant the Participant’s discharge from employment or service with the Company or an Affiliate because of the Participant’s negative effect on the Company or an Affiliate.

(e) If the foregoing vesting schedule would produce fractional Units, the number of Bonus Units shall be rounded down to the nearest whole Unit. Any unvested Units shall vest on the final vesting date if the Participant is still employed by the Company or an Affiliate.

3. Description of Bonus Units

(a)	A “Bonus Unit” is a notional unit granted under the Plan which, upon vesting, entitles the Participant to receive the Fair Market Value in cash of a common unit of Atlas Pipeline Partners, LP (a “Unit”).

(b)	“Fair Market Value” means the closing sales price of a Unit on the vesting date (or if there is no trading in the Units on such date, the closing sales price on the last date Units were traded before the vesting date). In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

(c)	Within thirty (30) days after any vesting date, the Company or an Affiliate employing the Participant shall pay the Participant in cash the Fair Market Value of a Unit multiplied by the number of Bonus Units vesting on the vesting date. Such payment shall constitute taxable compensation to the Participant. The Fair Market Value of the Units shall be determined as of the relevant vesting date.

(d)	Notwithstanding the above general rule with regard to payment, if the Participant’s Employment is terminated as a result of the Participant’s death, vesting shall occur immediately, but payment shall be made in accordance with the vesting schedule in Section 2 as if the Participant were still employed on the dates listed in that schedule. In the event of a subsequent Change in Control, however, any remaining payments shall be made within thirty (30) days of the Change in Control.

(e)	Notwithstanding the above general rule with regard to payment, the Committee may delay any payment to the extent that the payment cannot be deducted for tax purposes under the pay cap rules of Section 162(m) of the Code. Any payment so delayed shall be made as soon as administratively possible after the Committee determines that the payment is not longer subject to the pay cap rules of Section 162(m). No such delay shall be allowed if the delay would cause the payment to be subject to additional taxes or penalties pursuant to Section 409A of the Code.

4. Forfeiture.

(a) If the Participant’s Employment is terminated during the Restriction Period, other than for those reasons listed in Section 2 above, the Bonus Units, to the extent not previously vested, shall immediately terminate and become null and void.

(b) Notwithstanding any other provisions set forth herein or in the Plan, if the Participant shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any Affiliate, (ii) breach any covenant not to compete, or employment contract, with the Company or an Affiliate or (iii) engage in conduct that would warrant the Participant’s discharge from Employment for cause, any unvested Bonus Units shall immediately terminate and become null and void.

5. Transferability.

(a) Except as provided in (b) below, no Bonus Units and no rights under any such Bonus Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(b) Notwithstanding the above transfer restrictions, a Participant may assign his or her Award to a revocable trust established by the Participant for estate planning purposes. Furthermore, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to receive any cash distributable with respect to any Award upon the death of the Participant.

6. Acknowledgment by the Participant. By executing this Grant, the Participant hereby acknowledges that, with respect to any right to payment from the Plan, the Participant is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Participant hereby covenants for himself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law.

7. Withholding. The Company or an Affiliate employing the Participant is authorized to withhold from any payment due under this Grant or from any compensation or other amount owing to the Participant, the amount in cash or other property as determined by the Committee (as defined in the Plan) of any applicable taxes payable in respect of this Grant, or any payment or transfer under this Grant or the Plan and to take such other action as may be necessary in the opinion of the Company or the Affiliate to satisfy its withholding obligations for the payment of such taxes. Payments to the Participant pursuant to this Grant while the Participant is employed by an Affiliate of the Company shall be treated as taxable employee compensation from the Affiliate to the Participant.

8. Terms and Conditions. This Grant is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Grant shall in all respects be interpreted in accordance with the Plan. By accepting this Grant, the Participant hereby agrees to be bound by the interpretations and determinations of the Company and the Committee with respect to this Grant and the Plan.

9. No Rights as Unitholder. The Participant shall not have the right to vote with respect to any Bonus Units or otherwise have any rights as a Partnership unitholder with respect thereto.

10. Employment Not Affected. This Grant shall not be construed as giving the Participant the right to continued Employment. Further, the Company or an Affiliate may at any time dismiss the Participant from Employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or this Grant.

11. Amendments. The Company may waive any conditions or rights under and amend any terms of this Grant, provided no change shall materially reduce the benefit to the Participant without the consent of the Participant.

12. Governing Law. The validity, construction, and effect of this Grant shall be determined in accordance with the laws of the State of Oklahoma and applicable federal law.

13. Section 409A of the Internal Revenue Code. This Grant is intended to comply with an exemption to section 409A of the Internal Revenue Code and shall be interpreted accordingly.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Grant has been duly executed as of the Date of Grant.

ATLAS PIPELINE MID-CONTINENT, LLC.
Witness:

By:
Name:
Title:

I hereby accept this Grant, and I agree to be bound by the terms of the Plan and this Grant. I further agree that all of the decisions and interpretations of the Company and Committee with respect thereto shall be final and binding.

Participant:

5